UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2005

EQUITY OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-13115	36-4151656
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two North Riverside Plaza Suite 2100, Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)

Registrant’s telephone number, including area code (312) 466-3300

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	On February 25, 2005, Equity Office Properties Trust increased the size of its board from 10 to 12 and appointed Stephen I. Sadove and Sally Susman to the board of trustees, to hold such office until the next annual meeting of shareholders or until their successors have been elected and qualified.

Each of the new trustees has been determined to be independent under New York Stock Exchange rules and Equity Office’s trust governance guidelines. As such, Mr. Sadove and Ms. Susman are eligible to serve on Equity Office’s independent board committees, although such decisions are not expected to be made until the board meets in May 2005.

Based on information provided to Equity Office directly by Mr. Sadove and Ms. Susman, and other records and information available to us, Equity Office believes that there are no transactions or proposed transactions to which Equity Office or any of its subsidiaries was or is a party, in which the amount involved exceeds $60,000, and in which either Mr. Sadove or Ms. Susman had, or will have, a direct or indirect material interest. Also, there is no arrangement or understanding between either Mr. Sadove or Ms. Susman and any other person pursuant to which Mr. Sadove or Ms. Susman was selected as a trustee.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST
Date: March 2, 2005	By:	/s/ Stanley M. Stevens
Stanley M. Stevens
Executive Vice President, Chief Legal Counsel and Secretary